Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

RIGEL PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(r)	(1)	(2)	(3)		—
Fees to Be Paid	Equity	Preferred Stock, $0.001 par value per share	Rule 457(r)	(1)	(2)	(3)		—
Fees to Be Paid	Debt	Debt Securities	Rule 457(r)	(1)	(2)	(3)		—
Fees to Be Paid	Other	Warrants	Rule 457(r)	(1)	(2)	$150,000,000	.0000927	$13,905
Fees Previously Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(o)	(1)	(2)	$100,000,000	.0001091	$10,910	(4)
		Total Offering Amounts				$250,000,000		$24,815.00
		Total Fees Previously Paid						$10,910	(4)
		Total Fee Offsets						—
		Net Fee Due						$13,905	(4)

(1)	There are being registered hereunder such indeterminate number or amount, as the case may be, of common stock, preferred stock, debt securities and warrants as shall have an aggregate initial offering price not to exceed $250,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The proposed maximum offering price of the securities will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)	Estimated solely for purposes of computing the registration fee. No separate consideration will be received for (i) common stock, preferred stock or debt securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities registered hereby, or (ii) common stock, preferred stock or debt securities that may be issued upon exercise of warrants registered hereby, as the case may be.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act. The registrant previously paid a fees of $10,910 related to $100,000,000 of the registrant’s common stock that may be issued and sold under a sales agreement with Jefferies LLC (which amount was offset pursuant to Rule 415(a)(6) under the Securities Act by amounts previously paid), which is applied to the registrant’s total registration fee. Accordingly, the registrant is paying the registration fee for the remaining $150,000,000 worth of the registrant’s securities, or $13,905.